Exhibit 99.1
Contact:	Mark Herr 212-770-3505
AIG, MAURICE R. GREENBERG AND HOWARD I. SMITH AGREE TO
BINDING ARBITRATION
NEW YORK, August 31, 2009 — American International Group, Inc. (AIG), its former Chairman and Chief Executive Officer Maurice R. Greenberg, and its former Chief Financial Officer Howard I. Smith jointly announced today that they have agreed on terms for binding arbitration of various legal disputes between AIG, on the one hand, and Greenberg and Smith, on the other. The terms of the arbitration are set forth in a written agreement being made public today. The parties have concluded that it is preferable to resolve as many of their disputes as possible in a private setting, and in a more expeditious and cost-effective manner. The arbitration will commence no later than October 15, 2009, and will conclude by March 31, 2010.
# # #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
# # #